Exhibit 10.5

Equity Pledge Agreement

EXECUTION VERSION

Equity Pledge Agreement

This Equity Pledge Agreement (this “Agreement”) is entered into by and among Guangzhou Xingbang Information Consulting Co., Ltd. (“Guangzhou Xingbang”), Guangdong Xingbang Industry Information & Media Co., Ltd. (“Guangdong Xingbang” or the “Company”), and the undersigned shareholders of Guangdong Xingbang (collectively the “Shareholders”) as of May 13, 2011 in Guangzhou, the People’s Republic of China (the “PRC” or “China”). Guangzhou Xingbang, Guangdong Xingbang and the Shareholders are each referred to in this Agreement as a “Party” and collectively as the “Parties”.

RECITALS

a)           Guangzhou Xingbang, a company incorporated in the PRC as a wholly owned foreign invested enterprise, has the expertise in consultancy of media operating, advertising, marketing and e-commerce.

b)           Guangdong Xingbang is a company incorporated in China, and is engaged in the business of media operation, advertising, industry research, marketing service, e-commerce (the “Business”).

c)           The undersigned Shareholders of Guangdong Xingbang collectively own 100% of the equity interest of Guangdong Xingbang.

d)           Guangzhou Xingbang and the Company have executed a Consulting Services Agreement (the “Consulting Services Agreement”) concurrently herewith, pursuant to which the Company shall pay services fees (the “Consulting Services Fee”) to Guangzhou Xingbang for consulting and related services in connection with the Business.

e)           In order to ensure that the Company will perform its obligations under the Consulting Services Agreement, and in order to provide an additional mechanism for Guangzhou Xingbang to enforce its rights to collect the Consulting Services Fee from the Company, the Shareholders agree to pledge all their equity interests in the Company as security for the performance of the obligations of the Company under the Consulting Services Agreement, including payment of the Consulting Services Fee.

NOW THEREFORE, Guangzhou Xingbang, the Company and the Shareholders through mutual negotiations hereby enter into this Agreement based upon the following terms and conditions:

1          Definitions and Interpretations
 Unless otherwise provided in this Agreement, the terms in this Agreement shall have the following meanings:

1.1	“Pledge” refers to the full content of Section 2 hereunder.

1.2	“Equity Interest” refers to all the equity interests in the Company legally held by the Shareholders.

Equity Pledge Agreement

1.3	“Term of Pledge” refers to the period provided under Section 3.1 hereunder.

1.4	“Event of Default” refers to any event in accordance with Section 7.1 hereunder.

1.5	“Notice of Default” refers to the notice of default issued by Guangzhou Xingbang in accordance with this Agreement.

1.6	“Rate of Pledge" means the ratio between the value of the Pledge under this Agreement and the Consulting Fees under the Service Agreement.

2          Pledge

The Shareholders hereby pledge the Equity Interest to Guangzhou Xingbang as a security for the obligations of the Company under the Consulting Services Agreement (the “Pledge”). Pursuant thereto, Guangzhou Xingbang shall have priority in receiving payments from the evaluation or the proceeds from the auction or sale of the Equity Interest. The Equity Interest shall hereinafter be referred to as the “Pledged Collateral”.

3	Rate of Pledge and Term of Pledge

3.1	The Rate of Pledge shall be 100% under this Agreement.

3.2
The Pledge shall take effect as of the date when the Pledge is recorded in the Company’s Register of Shareholders, and shall remain effective for the maximum period of time permitted by law unless it is early terminated in accordance with this Agreement (the “Term”). Upon registration of the Pledge with the Administration for Industry and Commerce, if a certain term of the Pledge is required by the authorities, the Shareholders shall register the Pledge for the maximum period permitted by the authorities and shall renew such term upon each expiration of the above registered term.

3.3
During the Term, Guangzhou Xingbang shall be entitled to vote, control, sell, or dispose of the Pledge Collateral in accordance with this Agreement in the event that the Company does not perform its obligations under the Consulting Services Agreement, including without limitations the failure to pay the Consulting Services Fee.

3.4	During the Term, Guangzhou Xingbang shall be entitled to collect any and all dividends declared or paid in connection with the Pledged Collateral.

4	Pledge Procedure and Registration

4.1
The Pledge shall be recorded in the Company’s Register of Shareholders. The Shareholders shall, within ten (10) days after the date of this Agreement, process the registration procedures with the Administration for Industry and Commerce concerning the Pledge.

5	Representations and Warranties of Shareholders

5.1	The Shareholders are the legal owners of the Pledged Collateral.

5.2	Other than to Guangzhou Xingbang, the Shareholders have not pledged the Pledged Collateral to any other party, and the Pledged Collateral is not encumbered to any other party.

Equity Pledge Agreement

5.3
Except as otherwise provided hereunder, Guangzhou Xingbang shall not be interfered by any parties at any time when Guangzhou Xingbang is exercising its rights in accordance with this Agreement, except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance or other remedies at law or equity provided under the PRC law.

5.4
Shareholders shall not pledge or encumber the Equity Interest to any other person except for Guangzhou Xingbang, except: (i) as limited by applicable bankruptcy, insolvency,  fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance or other remedies at law or equity provided under the PRC law .

6	Covenants of Shareholders

6.1	During the Term, the Shareholders represent and warrant to Guangzhou Xingbang for Guangzhou Xingbang’s benefit that the Shareholders shall:

6.1.1
Not transfer or assign the Pledged Collateral, nor create or permit to create any pledge or encumbrance to the Pledged Collateral which may adversely affect the rights and/or benefits of Guangzhou Xingbang without Guangzhou Xingbang’s prior written consent.

6.1.2
Comply with the laws and regulations with respect to the Pledge; present to Guangzhou Xingbang any notices, orders or advisements with respect to the Pledge that may be issued or made by a competent PRC authority within five (5) days upon receiving such notices, orders or advisements; comply with such notices, orders or advisements; or object to the foregoing matters upon the reasonable request of Guangzhou Xingbang or with written consent from Guangzhou Xingbang.

6.1.3
Timely notify Guangzhou Xingbang of any events which may affect the Pledged Collateral or the Shareholders’ rights thereto, or which may change any of the Shareholders’ warranties or affect the Shareholders’ performance of their obligations under this Agreement.

6.2
The Shareholders agree that Guangzhou Xingbang’s right to the Pledge pursuant to this Agreement shall not be suspended or inhibited by any legal proceedings initiated by the Shareholders, jointly or separately, or by any successor of or any person authorized by the Shareholders.

6.3
The Shareholders represent and warrant to Guangzhou Xingbang that in order to protect and perfect the security for the payment of the Consulting Services Fee, the Shareholders shall execute in good faith and cause other parties who have interests in the Pledged Collateral to execute all the title certificates, contracts, and perform actions and cause other parties who have interests to take action, as required by Guangzhou Xingbang.

6.4
The Shareholders represent and warrant to Guangzhou Xingbang or its appointed representative (whether a natural person or a legal entity) that they will execute all applicable and required amendments in connection with the registration of the Pledge, and within a reasonable period of time upon request, provide the relevant notice, order and decision regarding such registration to Guangzhou Xingbang.

Equity Pledge Agreement

6.5
The Shareholders represent and warrant to Guangzhou Xingbang that they will abide by and perform all relevant guarantees, covenants, warranties, representations and conditions necessary to insure the rights of Guangzhou Xingbang under this Agreement. The Shareholders shall compensate all the losses suffered by Guangzhou Xingbang as a result of the Shareholders’ failure to perform any such guarantees, covenants, warranties, representations or conditions.

7	Events of Default

7.1	The occurrence of any of the following events shall be regarded as an “Event of Default”:

7.1.1 This Agreement is deemed illegal by a governing authority of the PRC, or any or all of the Shareholders are incapable of continuing to perform the obligations herein due to any reason except an event of force majeure;

7.1.2 The Company fails to timely pay the Consulting Services Fee in full as required under the Consulting Services Agreement;

7.1.3 A Shareholder makes any materially false or misleading representation or warranty under Section 5 herein, or breaches any warranty under Section 5 herein;

7.1.4 A Shareholder breaches any covenant under Section 6 herein;

7.1.5 A Shareholder breaches any terms and conditions of this Agreement;

7.1.6 A Shareholder pledges, encumbrances, transfers or assigns, causes to be pledged, encumbranced, transferred or assigned, or otherwise abandons the Pledged Collateral or Equity Interests without the prior written consent of Guangzhou Xingbang;

7.1.7 The Company is incapable of repaying debt;

7.1.8 The assets of a Shareholder are adversely affected so as to cause Guangzhou Xingbang to believe that such Shareholder’s ability to perform the obligations herein is adversely affected; or

7.1.9 The successors or agents of Guangdong Xingbang refuse, or are only partly able, to perform the payment obligations under the Consulting Services Agreement.

7.1.10 Any external loan, security, compensation, covenant or other compensation liability of Shareholders  is due but is not repaid or performed.

7.2
A Shareholder shall immediately give a written notice to Guangzhou Xingbang if such Shareholder is aware of or discovers that any event under Section 7.1 herein, or any event that may result in any one of the foregoing events, has occurred or is likely to occur.

Equity Pledge Agreement

7.3
Unless an Event of Default has been resolved to Guangzhou Xingbang’s satisfaction within fifteen (15) days of its occurrence (the “Cure Period”), Guangzhou Xingbang may, at any time thereafter, give a written default notice (the “Default Notice”) to the Shareholders and require the Shareholders to immediately make full payment of the then outstanding Consulting Services Fee and any other outstanding payables in accordance with Section 8 herein.

8	Exercise of Remedies

8.1
Authorized action by Guangzhou Xingbang. The Shareholder hereby irrevocably appoint Guangzhou Xingbang as the attorney-in-fact of the Shareholders for the purpose of carrying out the security provisions of this Agreement and to take any action and execute any instrument that Guangzhou Xingbang may deem necessary or advisable to accomplish the purpose of this Agreement. Such power of attorney shall be effective automatically and without the necessity of any action (including any transfer of any Pledged Collateral) by any person, upon the occurrence an Event of Default. Guangzhou Xingbang shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.

If any Event of Default occurs, or is already proceeding, Guangzhou Xingbang shall have the right to exercise the following rights:

(a)	Collect by legal proceedings or otherwise, and endorse and/or receive all payments, proceeds and other sums and property now hereafter payable on or on account of the Pledged Collateral;

(b)
Enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Pledged Collateral;

(c)	Transfer the Pledged Collateral under Guangzhou Xingbang’s name or under an appointed nominee;

(d)	Make any compromise or settlement, and take any action Guangzhou Xingbang deems advisable, with respect to the Pledged Collateral;

(e)	Notify any obligor with respect to the Pledged Collateral to make payment directly to Guangzhou Xingbang;

(f)
All rights of the Shareholders that they would otherwise be entitled to enjoy or exercise with respect to the Pledged Collateral, including without limitation the rights to vote and to receive distributions, shall cease without any further action or notice, and all such rights shall thereupon become vested in Guangzhou Xingbang; and

(g)
The Shareholders shall execute and deliver to Guangzhou Xingbang such other instruments as the Guangzhou Xingbang may request in order to permit Guangzhou Xingbang to exercise the rights set forth herein.

8.2
Other remedies. Upon the expiration of the Cure Period, Guangzhou Xingbang, in addition to the remedies set forth in Section 8.1 or such other rights in law, equity or otherwise, may, without notice to or demand on the Shareholders, opt for any of the following:

Equity Pledge Agreement

(a)	Require the Shareholders to immediately pay all outstanding unpaid amounts due under the Consulting Services Agreement;

(b)	Foreclose or otherwise enforce Guangzhou Xingbang’s security interest to the Pledged Collateral in any manner permitted by law or provided under this Agreement;

(c)	Terminate this Agreement;

(d)
Exercise any and all rights as the beneficial and legal owner of the Pledge Collateral, including without limitation, the transfer and exercise of voting and any other rights to the Pledged Collateral; and

(e)	Exercise any and all rights and remedies of a secured party under applicable laws.

8.3
Guangzhou Xingbang has priority in the receipt of payments from the proceeds of auction or sale of the Pledged Collateral, in part or in whole, in accordance with legal procedures, until all payment obligations under the Consulting Services Agreement are satisfied.

8.4
The Shareholders shall not hinder Guangzhou Xingbang from exercising its rights in accordance with this Agreement and shall give necessary assistance so that Guangzhou Xingbang may exercise its rights in full.

9	Assignment

9.1	The Shareholders shall not assign or otherwise transfer the rights and obligations herein without Guangzhou Xingbang’s prior written consent.

9.2	This Agreement shall be binding upon each of the Shareholders and their respective successors and shall be binding on Guangzhou Xingbang and each of its successor and assignee.

9.3
Upon the transfer or assignment by Guangzhou Xingbang of any or all of its rights and obligations under the Consulting Services Agreement, Guangzhou Xingbang’s transferee or assignee shall enjoy and undertake the same rights and obligations as Guangzhou Xingbang under this Agreement. The Shareholders shall be notified of any such transfer or assignment by a written notice and at the request of Guangzhou Xingbang, the Shareholders shall execute such relevant agreements and/or documents with respect to such transfer or assignment.

9.4
In the event of Guangzhou Xingbang’s change in control resulting in the transfer or assignment of this Agreement, the successor to Guangzhou Xingbang and the Shareholders shall execute a new equity pledge agreement.

10	Formalities, Fees and Other Charges

10.1
The Shareholders shall be responsible for all the fees and expenses in relation to this Agreement, including but not limited to, legal fees, cost of production, stamp duty and any other taxes and charges. If Guangzhou Xingbang pays the relevant taxes in accordance with applicable law, the Shareholders shall fully reimburse Guangzhou Xingbang of such taxes.

Equity Pledge Agreement

10.2
The Shareholders shall be responsible for all expenses (including but not limited to, any taxes, application fees, management fees, litigation costs, attorney’s fees, and various insurance premiums in connection with the disposition of the Pledge) incurred by Guangzhou Xingbang in its recourse to collect from the Shareholders arising from the Shareholders’ failure to pay any relevant taxes and fees.

11	Confidentiality

The Parties of this Agreement shall acknowledge and ensure the confidentiality of all oral and written materials exchanged relating to this Agreement. No Party shall disclose the confidential information to any other third party without the other Party’s prior written approval, unless: (a) it is already in the public domain at the time when it is communicated (unless it enters the public domain without the authorization of the disclosing Party); (b) the disclosure is in response to the relevant laws, regulations, or stock exchange rules; or (c) the disclosure is required by any of the Party’s legal counsel or financial consultant for the purpose of the transaction of this Agreement. However, such legal counsel and/or financial consultant shall also comply with the confidentiality as stated hereof. The disclosure of confidential information by employees of hired institutions of the disclosing Party is deemed to be an act of the disclosing Party, and such disclosing Party shall bear all liabilities of the breach of confidentiality.

12	Governing Law and Dispute Resolution

12.1	This Agreement shall be governed by and construed in accordance with PRC law.

12.2
The Parties agree that in the event a dispute shall arise from this Agreement, the Parties shall settle their dispute through amicable negotiations and/or arbitration in accordance with this Clause 12.2. If the Parties fail to reach a settlement within forty-five (45) days following the negotiations, the dispute shall be submitted to be determined through arbitration by China International Economic and Trade Arbitration Commission (“CIETAC”), Shanghai Branch, in accordance with CIETAC arbitration rules. There shall be three (3) arbitrators. Guangzhou Xingbang, and all the Shareholders collectively as one side, shall each select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. The chairman of the CIETAC shall select the third arbitrator. If a Party fails to appoint an arbitrator within thirty (30) days after giving or receiving the demand for arbitration, the relevant appointment shall be made by the chairman of the CIETAC. The arbitration shall be conducted in Shanghai. The award of CIETAC is final and shall be conclusively binding upon the Parties and shall be enforceable in any court of competent jurisdiction. For avoidance of doubt, Guangdong Xingbang, who may or may not select arbitrator, shall be bound by the award of CIETAC.

13	Notice

Notice or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party set forth below. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the third (3rd) day after the date; and (c) a notice sent by facsimile transmission is deemed duly served upon the time shown on the transmission confirmation of relevant documents.

Equity Pledge Agreement

To Guangzhou Xingbang

Address:	Room 705A, 7th Floor, West Tower, Star International Mansion, NO.8 Jinsui Road Tianhe District, Guangzhou
Attn:	Yuan Yuan

Fax:	+86-20-38296977
Tel:	+86-20-38296988

To Guangdong Xingbang

Address:	7th Floor, West Tower, Star International Mansion, NO.6-20 Jinsui Road Tianhe District, Guangzhou, PR China 510623

Attn:	Xiaohong Yao
Fax:	+86-20-38296656

Tel:	+86-20-38293655

         To the Shareholders
Address:	7th Floor, West Tower, Star International Mansion, NO.6-20 Jinsui Road Tianhe District, Guangzhou, PR China 510623
Attn:	Xiaohong Yao

Fax:	+86-20-38296656
Tel:	+86-20-38293655

14	Entire Contract

The Parties agree that this Agreement constitutes the entire agreement of the Parties upon its effectiveness and supersedes all prior oral and/or written agreements and understandings relating to this Agreement.

15	Severability

If any provision or provisions of this Agreement shall be held by a proper authority to be invalid, illegal, unenforceable or in conflict with the laws and regulations of the PRC, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16	Appendices

The appendices to this Agreement are incorporated into and are part of this Agreement.

17	Amendment or Supplement

17.1
The Parties may amend this Agreement in writing, provided that such amendment shall be duly executed and signed by all Parties, and such amendment shall thereupon become part of this Agreement and shall have the same legal effect as this Agreement.

Equity Pledge Agreement

17.2	This Agreement and any amendments, modifications, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and stamped by the Parties hereto.

18	Language and Copies of Agreement

This Agreement shall be executed in English in six (4) original, all of which shall be equally valid and enforceable. Each Party shall retain one (1) original.

[No Text Below]

Equity Pledge Agreement

[Signature Page]

IN WITNESS THEREOF this Agreement is duly executed by each Party or its legal representatives on the date first set forth above.

Guangzhou Xingbang Information Consulting Co., Ltd.

/s/ Xiaohong Yao
Name: Xiaohong Yao
Title: Director

Guangdong Xingbang Industry Information & Media Co., Ltd.

/s/ Xiaohong Yao
Name: Xiaohong Yao
Title: Director and President

[Signature of Shareholders of Guangdong Xingbang]

/s/ Xiaohong Yao

Xiaohong Yao

ID Card No.:

Owns 90% of the Equity Interest

Signature page to Equity Pledge Agreement

Equity Pledge Agreement

[Signature Page continued]

/s/ Dongmei Zhong

Dongmei Zhong

ID Card No.:

Owns 10% of the Equity Interest

Signature page to Equity Pledge Agreement